UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2022

Seagen Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SGEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 15, 2022, Seagen Inc. (the “Company”) and Clay B. Siegall, Ph.D. entered into a letter agreement (the “Separation Agreement”) pursuant to which the Company and Dr. Siegall mutually agreed that Dr. Siegall will resign as President, Chief Executive Officer and as a member of the Board of Directors (the “Board”) of the Company. Dr. Siegall’s resignation from the foregoing offices and as a member of the Board is effective May 15, 2022 (the “Separation Date”). As previously reported, Dr. Siegall previously took a leave of absence and the Board had formed a committee of independent directors to undertake, with the assistance of an independent law firm, a thorough investigation into Dr. Siegall’s conduct. The investigation remains ongoing. Also as previously reported, Roger Dansey, M.D., the Company’s Chief Medical Officer, was appointed as the Company’s interim Chief Executive Officer. Dr. Dansey will continue as interim Chief Executive Officer and as the Company’s principal executive officer on an interim basis while the Company conducts a search for a permanent Chief Executive Officer.

Pursuant to the Separation Agreement, subject to a general release and waiver of claims against the Company, Dr. Siegall will receive the following severance benefits that are provided for under his Amended and Restated Executive Employment Agreement effective February 9, 2022 (the “Employment Agreement”) as a result of his resignation (which the parties have agreed to treat as an involuntary termination thereunder):

•	1.5 times the sum of Dr. Siegall’s annual salary and target annual bonus opportunity for 2022;

•	COBRA health insurance premiums for 18 months following the Separation Date; and

•	acceleration of his outstanding and unvested restricted stock unit and stock option awards by an additional 18 months following the Separation Date.

In addition, due to the unique positions previously held by Dr. Siegall as Chairman, President, Chief Executive Officer and founder, his employment at the Company for 25 years, his scientific and business knowledge specific to the Company’s products and technologies, and the on-going investigation of his conduct by the independent committee of the Board, the Board, considering it in the best interests of the Company and its shareholders, requested, and Dr. Siegall agreed to, the following additional terms and conditions not provided for in the Employment Agreement:

•

to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during his tenure with the Company or its affiliates, upon the Company’s request until December 31, 2022;

•	deferral of any payment of any severance amounts and equity acceleration that he would be entitled under the Employment Agreement until March 13, 2023; and

•	for a period ending from the earlier of December 31, 2023 or any Change of Control (as defined in the Employment Agreement):

•	an extension of the non-competition and non-solicitation covenants in the Proprietary Information and Inventions Agreement between Dr. Siegall and the Company dated August 30, 2019 (the “PIIA”); and

•

a clawback consisting of his forfeiture of any right to any of the payments or benefits under the Separation Agreement and prompt repayment of any portion of such amounts already paid in the event (A) he breaches any of the terms of the PIIA, or (B) there was “cause” (as defined in the Employment Agreement) for his termination as of the Separation Date.

In consideration for the additional covenants agreed to by Dr. Siegall, the Company agreed that the exercisability of his vested options would be extended to December 31, 2023 (or, if earlier, their expiration) and that 5/6 of his performance stock units granted in 2019 will remain eligible to vest on March 13, 2023 based on actual performance through December 31, 2022, and further agreed that in the event that a Change of Control occurs on or prior to December 31, 2023, notwithstanding his earlier termination, Dr. Siegall would receive the remaining severance, equity vesting, and healthcare benefits that he would have been entitled to under the Employment Agreement had he been terminated in connection with such Change of Control, which such benefits are described in more detail under “Compensation of Executive Officers—Potential Payments upon Termination or Change-in-Control” in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on March 30, 2022.

The foregoing description of the letter agreement with Dr. Siegall does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of such letter agreement which is filed as Exhibit 10.1 hereto and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Number	Description

99.1	Letter Agreement, dated as of May 15, 2022, by and between Seagen Inc. and Clay B. Siegall, Ph.D.

104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGEN INC.

By:	/s/ Jean I. Liu
Jean I. Liu
Chief Legal Officer

Date: May 16, 2022